Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into on 25 September 2026 by and between Guo Ming (the “Executive”) and Everbright Digital Holding Limited, a Cayman Islands company (the “Company”).

WHEREAS, the board of directors of the Company (the “Board”) has appointed the Executive as the Chief Executive Officer and an executive director of the Company with effect from 25 September 2026 (the “Effective Date”).

WHEREAS, the Company and the Executive desire to enter into this Agreement to memorialise the terms and conditions of the Executive’s employment with the Company starting on the Effective Date.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I Employment; Responsibilities; Compensation

Section 1.01 Employment

(a) Subject to Article III, the Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, in accordance with this Agreement, for the period commencing as of the Effective Date and ending on 24 September 2029 (the “Initial Term”).

(b) The Initial Term shall automatically be extended by one additional year unless either party gives written notice to the other party 60 days prior to the expiration of the Initial Term that it or he, as applicable, does not wish to extend this Agreement. Executive’s continued employment after the expiration of the Initial Term shall be in accordance with and governed by this Agreement, unless modified by the parties to this Agreement in writing. For the purposes of this Agreement, the Initial Term and any extended term shall be referred to as the “Term”.

Section 1.02 Responsibilities; Loyalty

(a) Subject to the terms of this Agreement, Executive is employed in the position of Chief Executive Officer and an executive director of the Company, and shall perform the functions and responsibilities of those positions. Additional or different duties may be assigned by the Company from time to time. Executive’s position, job descriptions, duties and responsibilities may be modified from time to time in the sole discretion of the Company.

(b) Executive shall devote the whole of Executive’s professional time, attention and energies to the performance of Executive’s work. Executive agrees to comply with all policies of the Company, if any, in effect from time to time, and to comply with all laws, rules and regulations, including those applicable to the Company.

(c) Executive’s appointment as an executive director of the Company shall be subject to the memorandum and articles of association of the Company as amended from time to time (the “Articles”) and applicable laws, rules and regulations, including the provisions of the Articles relating to the retirement, re-election and removal of directors.

Section 1.03 Compensation

(a) The Company shall pay, or shall procure any of its subsidiaries to pay, Executive a base salary of HK$30,000 per month (the “Base Salary”), payable monthly in arrears in accordance with the Company’s regular payroll policy for salaried employees and subject to any deductions or withholdings required by applicable law.

(b) If Executive’s employment is terminated for Cause pursuant to Article III or the Term otherwise ends other than on the last day of a calendar month, then the Base Salary for any partial month will be prorated and paid through the date of termination based on the number of days elapsed in such month during which services were actually performed by Executive, and the Company shall have no further obligation to pay Executive’s Base Salary following the date of termination.

(c) Notwithstanding anything herein to the contrary, the Company shall not be obligated to pay Executive the Base Salary during any period in which Executive has exhausted Executive’s paid time off and is either (i) receiving short-term or long-term disability benefits under any policy or programme maintained by the Company, (ii) on family or medical leave, or (iii) unable to perform Executive’s essential job duties by reason of a physical or mental incapacity or disability with or without a reasonable accommodation.

(d) The compensation payable under this Agreement shall be subject to the approval of the Board and/or the compensation committee of the Board.

Section 1.04 Business Expenses

(a) The Company shall reimburse Executive for all business expenses that are reasonable and necessary and incurred by Executive while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers or such other information and documentation as the Company may reasonably require.

Section 1.05 Clawback

(a) Any compensation paid to the Executive shall be subject to recovery by the Company, and the Executive shall be required to repay such compensation, if (i) such recovery and repayment is required by applicable law or (ii) either in the year such compensation is paid, or within the three (3) year period thereafter, the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under applicable securities laws and the Executive is either (A) a named executive officer or (B) an employee who is responsible for the preparation of the Company’s financial statements.

(b) The parties agree that the repayment obligations set forth in this Section 1.05 shall only apply to the extent repayment is required by applicable law, or to the extent the Executive’s compensation is determined to be in excess of the amount that would have been deliverable to the Executive taking into account any restatement or correction of any inaccurate financial statements or materially inaccurate performance metric criteria.

Article II Confidential Information; Post-Employment Obligations; Company Property

Section 2.01 Company Property

(a) As used in this Article II, the term the “Company” refers to the Company and each of its direct and indirect subsidiaries. All written materials, records, data and other documents relating to Company business, products or services prepared or possessed by Executive during Executive’s employment by the Company are the Company’s property.

(b) All information, ideas, concepts, improvements, discoveries and inventions that are conceived, made, developed or acquired by Executive individually or in conjunction with others during Executive’s employment (whether during business hours and whether on the Company’s premises or otherwise) that relate to Company business, products or services are the Company’s sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other documents, data or materials of any type embodying such information, ideas, concepts, improvements, discoveries and inventions are Company property.

(c) At the termination of Executive’s employment with the Company for any reason, Executive shall return all of the Company’s documents, data or other Company property to the Company.

Section 2.02 Confidential Information; Non-Disclosure

(a) Executive acknowledges that the business of the Company is highly competitive and that the Company will provide Executive with access to Confidential Information. Executive acknowledges that this Confidential Information constitutes a valuable, special and unique asset used by the Company in its business to obtain a competitive advantage over competitors. Executive further acknowledges that protection of such Confidential Information against unauthorised disclosure and use is of critical importance to the Company in maintaining its competitive position. Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorised disclosure of any Confidential Information of the Company, or make any use thereof, except in the carrying out of Executive’s employment responsibilities to the Company. Executive also agrees to preserve and protect the confidentiality of third-party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.

(b) For the purposes hereof, “Confidential Information” includes all non-public information regarding the Company’s business operations and methods, existing and proposed investments and investment strategies, technical, design and operating data, financial performance, compensation arrangements and amounts (whether relating to the Company or to any of its employees), contractual relationships, business partners and relationships (including customers and suppliers), strategies, business plans and other confidential information that is used in the operation, technology and business dealings of the Company, regardless of the medium in which any of the foregoing information is contained, so long as such information is actually confidential and proprietary to the Company.

Section 2.03 Non-Competition Obligations

(a) Executive acknowledges and agrees that as an employee and representative of the Company, Executive will be responsible for building and maintaining business relationships and goodwill with current and future operating partners, investors, partners and prospects on a personal level. Executive acknowledges and agrees that this responsibility creates a special relationship of trust and confidence between the Company, Executive and these persons or entities. Executive also acknowledges that this creates a high risk and opportunity for Executive to misappropriate these relationships and the goodwill existing between the Company and such persons. Executive acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation.

(b) Executive acknowledges and agrees that, in exchange for his agreement in Section 2.03(c) below, he will receive substantial, valuable consideration from the Company upon the execution of this Agreement and during the course of this Agreement, including (i) Confidential Information and access to Confidential Information, (ii) compensation and other benefits and (iii) access to the Company’s prospects.

(c) During the Non-Compete Term and provided that the Company has made all severance payments provided for herein (to the extent applicable), Executive will not, directly or indirectly, provide the same or substantially the same services that he provides to the Company to any Business Enterprise in the Market Area without prior written consent, which will not be unreasonably withheld. This includes working as an agent, consultant, employee, officer, director, partner or independent contractor or being a shareholder, member, joint venturer or equity owner in any such Business Enterprise; PROVIDED, HOWEVER, that the foregoing shall not restrict Executive from holding up to 5% of the voting power or equity of one or more Business Enterprises.

(d) For the purposes hereof:

(i) “Business Enterprise” means any corporation, partnership, limited liability company, sole proprietorship, joint venture or other business association or entity (other than the Company) engaged in the business of integrated marketing solutions involved in the metaverse and related technologies in the Market Area;

(ii) “Market Area” means (1) New York County, New York, and (2) any geographic area in which the Company is conducting any material amount of publishing or development of technology during the Term, and for which he has material responsibilities or about which he has material Confidential Information; and

(iii) “Non-Compete Term” means, in the case of termination for any reason, the period from the Effective Date to the date ending 2 years following the date of termination.

Section 2.04 Non-Solicitation of Executives

(a) During the Non-Compete Term, Executive will not, either directly or indirectly, call on, solicit or induce any other executive or officer of the Company or its affiliates with whom Executive had contact, knowledge of, or association with in the course of employment with the Company to terminate his employment, and will not assist any other person or entity in such a solicitation; PROVIDED, HOWEVER, that with respect to soliciting any executive or officer whose employment was terminated by the Company or its affiliates, or general solicitations for employment not targeted at current officers or employees of the Company or its affiliates, the foregoing restriction shall not apply.

Article III Termination of Employment

Section 3.01 Termination of Employment

(a) Executive’s employment with the Company shall be terminated (i) immediately upon the death of Executive without further action by the Company, (ii) upon Executive’s Permanent Disability without further action by the Company, (iii) by the Company for Cause, (iv) by Executive without Good Reason, or (v) by the Company without Cause or by Executive for Good Reason, including by the Company without Cause or by Executive for Good Reason within 12 months following a Change of Control, provided that, in the case of clause (v), the terminating party must give at least 30 days’ advance written notice of such termination. For the purposes of this Article III, “date of termination” means the date of Executive’s death, the date of Executive’s Permanent Disability, or the date of Executive’s separation from service with the Company, as applicable.

(b) For the purposes hereof:

(i) “Cause” shall include (A) continued failure by Executive to perform substantially Executive’s duties and responsibilities (other than a failure resulting from Permanent Disability) that is materially injurious to the Company and that remains uncorrected for 10 days after receipt of appropriate written notice from the Board; (B) engagement in wilful, reckless or grossly negligent misconduct that is materially injurious to the Company or any of its affiliates, monetarily or otherwise; (C) except as provided by (D), the indictment of Executive with a crime involving moral turpitude or a felony; (D) the indictment of Executive for an act of criminal fraud, misappropriation or personal dishonesty; or (E) a material breach by Executive of any provision of this Agreement that is materially injurious to the Company and that remains uncorrected for 10 days following written notice of such breach by the Company to Executive identifying the provision of this Agreement that the Company determined has been breached. For the purposes of (C) and (D), if the criminal charge is subsequently dismissed with prejudice or the Executive is acquitted at trial or on appeal, then the Executive will be deemed to have been terminated without Cause.

(ii) “Change of Control” means the occurrence of any one or more of the following events that occurs after the Effective Date:

(A) any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors; or

(B) the consummation of (1) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (2) a sale or other disposition of all or substantially all of the assets of the Company, or (3) a liquidation or dissolution of the Company.

(iii) “Good Reason” shall mean one or more of the following conditions arising not more than six months before Executive’s termination date without Executive’s consent: (A) a material breach by the Company of any provision of this Agreement; (B) assignment by the Board or a duly authorised committee thereof to Executive of any duties that materially and adversely alter the nature or status of Executive’s position, job descriptions, duties, title or responsibilities from those of the Chief Executive Officer and an executive director of the Company, or eligibility for Company compensation plans; (C) requirement by the Company for Executive to relocate to a primary place of business which is more than 50 miles away from the Executive’s primary place of business as of the Effective Date of this Agreement; or (D) a material reduction in Executive’s Base Salary in effect at the relevant time. Notwithstanding anything herein to the contrary, Good Reason will exist only if Executive provides notice to the Company of the existence of the condition otherwise constituting Good Reason within 90 days of the initial existence of the condition, and the Company fails to remedy the condition on or before the 30th day following its receipt of such notice.

(iv) “Permanent Disability” shall mean Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Executive will be deemed permanently disabled if determined to be totally disabled by the Social Security Administration or if determined to be disabled in accordance with a disability insurance programme that applies a definition of disability that complies with the requirements of this paragraph.

(c) If Executive’s employment is terminated under any of the foregoing circumstances, all future compensation to which Executive is otherwise entitled and all future benefits for which Executive is eligible, other than those already earned but which are unpaid, shall cease and terminate as of the date of termination, except as specifically provided in this Article III.

Article IV Miscellaneous

Section 4.01 Notices

(a) All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, electronic mail or facsimile transmission.

Section 4.02 Severability and Reformation

(a) If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

Section 4.03 Assignment

(a) This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Executive and the permitted assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise), if such successor expressly agrees to assume the obligations of the Company hereunder.

Section 4.04 Amendment

(a) This Agreement may be amended only by a writing signed by Executive and by the Company.

Section 4.05 Governing Law

(a) THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAW.

Section 4.06 Jurisdiction

(a) Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the state and federal courts located in NEW YORK in connection with any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and waives any objection to venue in NEW YORK. In addition, each of the parties hereto hereby waives trial by jury in connection with any claim or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 4.07 Entire Agreement

(a) This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes in all respects any prior or other agreement or understanding, written or oral, between the Company or any affiliate of the Company and Executive with respect to such subject matter.

Section 4.08 Counterparts; No Electronic Signatures

(a) This Agreement may be executed in two or more counterparts, each of which will be deemed an original. For the purposes of determining whether a party has signed this Agreement or any document contemplated hereby or any amendment or waiver hereof, only a handwritten signature on a paper document or a facsimile transmission of a handwritten original signature will constitute a signature, notwithstanding any law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.

Section 4.09 Construction

(a) The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance with its fair meaning and not strictly for or against the Company or Executive. The words “include”, “includes” and “including” will be deemed to be followed by “without limitation”.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

EVERBRIGHT DIGITAL HOLDING LIMITED

By:	/s/ Leung Chun Yip
Name:	Leung Chun Yip
Title:	Director

AGREED AND ACCEPTED:

/s/ Guo Ming
Guo Ming